Exhibit 23.1

November 9, 2010

US Securities and Exchange Commission
Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the use in this Form S-1 Registration Statement, amendment No. 2 dated December 3, 2010, relating to the financial statements of Empire Global Gaming, Inc. as of September 30, 2010 and for the period from May 11, 2010 (Date of Inception) through September 30, 2010 which report includes a going concern that raises substantial doubt as to the Company’s ability to continue as a going concern. We also consent to the reference of our Firm under the heading Interest of Named Experts in such Registration Statement.

/s/ Paritz & Company, P.A.

Paritz & Company, P.A.

Hackensack, NJ

15 Warren Street, Hackensack, NJ 07601
Phone (201) 342-7753  Fax (201) 342-7598 Fax